QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.6.1

CERTIFICATE OF CORRECTION OF
RESTATED CERTIFICATE OF INCORPORATION OF
ADOBE SYSTEMS INCORPORATED

        ADOBE SYSTEMS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), Does Hereby Certify:

        FIRST: The name of the Corporation is Adobe Systems Incorporated.

        SECOND: The date on which the Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 16, 2001.

        THIRD: The Corporation, acting in accordance with the provisions of Section 103(f) of the General Corporation Law of the State of Delaware, hereby amends and corrects its Restated Certificate of Incorporation to include omitted text as follows:

          Article V, Section A (2) which incorrectly reads as follows:

          "(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into two classes designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following November 30, 1997, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

shall be amended and corrected to read in its entirety as follows:

          "(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into two classes designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following November 30, 1997, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following November 30, 1997, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

        IN WITNESS WHEREOF, Adobe Systems Incorporated has caused this Certificate of Amendment to be signed by Karen O. Cottle, Senior Vice President, General Counsel and Secretary, who hereby affirms and acknowledges, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

ADOBE SYSTEMS INCORPORATED
By:	/s/ KAREN O. COTTLE Karen O. Cottle Senior Vice President, General Counsel and Secretary

QuickLinks

  EXHIBIT 3.6.1
CERTIFICATE OF CORRECTION OF RESTATED CERTIFICATE OF INCORPORATION OF ADOBE SYSTEMS INCORPORATED